Exhibit 2.2

RESTRICTED SHARE UNIT AGREEMENT

Notice is hereby given that, effective this [●] day of [●] (the “Restricted Share Grant Date”) Draganfly Inc. (the “Corporation”) has granted to [●] (the “Participant”), [●] Restricted Share Units pursuant to the Corporation’s Share Compensation Plan (the “Plan”), a copy of which has been provided to the Participant.

Restricted Share Units are subject to the following terms:

(a)	Pursuant to the Plan and as compensation to the Participant, the Corporation hereby grants to the Participant, as of the Restricted Share Grant Date, the number of Restricted Share Units set forth above.

(b)	The granting and vesting of the Restricted Share Units and the payment by the Corporation of any payout in respect of any Vested Restricted Share Units (as defined below) are subject to the terms and conditions of the Plan, all of which are incorporated into and form an integral part of this Restricted Share Unit Agreement.

(c)	The Restricted Share Units shall become vested restricted share units (the “Vested Restricted Share Units”) in accordance with the following schedule:

	(i)	[●] on [●]; and

	(ii)	[●] on [●] (each a “Vesting Date”).

(d)	As soon as reasonably practicable and no later than 60 days following the Vesting Date, or, if the Participant is not a U.S. Participant (as defined in the Plan), such later date mutually agreed to by the Corporation and the Participant, the Participant shall be entitled to receive, and the Corporation shall issue or provide, a payout with respect to those Vested Restricted Share Units in the Participant’s Account to which the Vesting Date relates (each a “Payout Date”):

	(i)	a lump sum payment in cash equal to the number of vested Restricted Share Units recorded in the Participant’s Account multiplied by the Market Value of a Common Share on the Payout Date;

	(ii)	the number of Common Shares required to be issued to a Participant upon the vesting of such Participant’s Restricted Share Units in the Participant’s Account, duly issued as fully paid and non-assessable shares and such Participant shall be registered on the books of the Corporation as the holder of the appropriate number of Common Shares; or

	(iii)	any combination of the foregoing,

subject to any applicable Withholding Obligations.

(e)	The Participant acknowledges that:

	(i)	he or she has received and reviewed a copy of the Plan; and

	(ii)	the Restricted Share Units have been granted to the Participant under the Plan and are subject to all of the terms and conditions of the Plan to the same effect as if all of such terms and conditions were set forth in this Restricted Share Unit Agreement, including with respect to termination and forfeiture as set out in Section 4.7 of the Plan.

Notwithstanding anything to the contrary in this Restricted Share Unit Agreement all vesting and issuances or payments, as applicable, in respect of a Restricted Share Unit evidenced hereby shall be completed no later than December 15 of the third calendar year commencing after the Restricted Share Grant Date;

The grant of the Restricted Share Units evidenced hereby is made subject to the terms and conditions of the Plan. The Participant agrees that he/she may suffer tax consequences as a result of the grant of these Restricted Share Units and the vesting of the Restricted Share Units. The Participant acknowledges that he/she is not relying on the Corporation for any tax advice and has had an adequate opportunity to obtain advice of independent tax counsel.

The Participant represents and warrants to the Corporation that (i) under the terms and conditions of the Plan the Participant is a bona fide Eligible Person (as defined in the Plan) entitled to receive Restricted Share Units, and (ii) either (A) the Participant is not in the United States or a U.S. Person, nor is the Participant acquiring the Restricted Share Units for the benefit of a person in the United States or a U.S. Person, or (B) an exemption from the registration requirements of the 1933 Act and all applicable state securities laws is available and the Participant has provided evidence satisfactory to the Corporation to such effect. The Corporation may condition awards and elections under the Plan upon receiving from the undersigned such representations and warranties and such evidence of registration or exemption under the 1933 Act and all applicable U.S. state securities laws as is satisfactory to the Corporation, acting in its sole discretion.

In the event of any inconsistency between the terms of this Restricted Share Unit Agreement and the Plan, the terms of the Plan shall prevail unless otherwise determined in the Plan.

Draganfly Inc.

Authorized Signatory